Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Lloyds Banking Group plc of our report dated 25 February 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Lloyds Banking Group plc's Annual Report on Form 20-F for the year ended 31 December 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

June 3, 2019